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                                                                   EXHIBIT 10.42



                               SERVICES AGREEMENT


                                     BETWEEN


                              SAFESKIN CORPORATION

                                       AND


                            PEROT SYSTEMS CORPORATION


                                      DATED


                                FEBRUARY 3, 1998




Perot Systems Corporation Proprietary and Confidential


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                               SERVICES AGREEMENT


           This Services Agreement, dated as of February 3, 1998 (the "Agreement Date"), is between Safeskin Corporation, a Florida corporation ("Safeskin"), and Perot Systems Corporation, a Delaware corporation ("PSC").


                   Article I. Definitions, Agreement and Term


1.1        Definitions.  As used in this Agreement:

           (a) "Existing Services" mean those information technology services and functions described in Section 3.1 performed by the Transitioned Employees, the Non-Transitioned Employees, and the Safeskin IT Subcontractors immediately prior to the Effective Date.

           (b) "Pass Through Expenses" mean those expenses (which are not PSC Direct Costs) to be paid in accordance with Section 5.5 (except as otherwise agreed by the parties as part of the Service Transition Plan or otherwise) that are described in
                     Schedule 1.1(b) hereto and payments for services by subcontractors hired by PSC in accordance with Section 2.5 other than any subcontractors for which Safeskin pays PSC a Subcontractor Management Fee as defined in Section 5.1(g).

           (c) "Project Services" mean information technology services or resources that are different from, or in addition to, the Services that PSC provides to Safeskin under Section 3.4.

           (d) "PSC Direct Cost" means all costs, other than the Pass-Through Expenses specified on Schedule 1.1(b) hereto, incurred by PSC in the performance and provision of the Services and certain of the Project Services pursuant to this Agreement, as reflected in the profit and loss statement for the PSC account supporting Safeskin, prepared by PSC in the ordinary course of its business, and on a basis consistent with the profit and loss statements prepared by PSC for its other commercial accounts. PSC Direct Costs shall not include any PSC corporate overhead.

           (e) "Retained Expenses" mean those expenses to be invoiced to, and paid by, Safeskin directly including those expenses described in Schedule 1.1(e) and the expenses associated with the Safeskin IT Subcontractors other than any of the Safeskin IT Subcontractors for which Safeskin pays PSC a Subcontractor Management Fee defined in Section 5.1(g), unless the parties otherwise agree.

           (f) "Safeskin IT Subcontractors" means the Safeskin subcontractors listed in Schedule 1.1(f).




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           (g)       "Services" mean (i) prior to the Service Transition Date,
                     the Existing Services, and (ii) after the Service Transition Date, those information technology services, functions and responsibilities mutually agreed upon by the parties and set forth in the Service Transition Plan.

           (h) "Service Levels" mean the operational standards specifically identified as service levels and set forth in the Service Transition Plan, as adjusted from time to time by the mutual agreement of the parties.

           (i) "Service Transition Date" means the date on which the parties mutually agree upon the Service Transition Plan as described in Section 3.2(a) hereof, which date the parties anticipate will be on or around the date that is 120 days after the Effective Date.

           (j) "Service Transition Plan" means the written plan described in Section 3.2(a).

1.2 Other Definitions. Other terms used in this Agreement are defined in the context in which they are used and shall have the respective meanings there indicated.

1.3 Agreement. Safeskin will purchase all of its requirements for information technology services from PSC during the Term in accordance with the terms of this Agreement, except as otherwise specifically provided in this Agreement and except as the parties otherwise agree. Safeskin and PSC may agree to engage other resources when PSC does not have, or can not hire as an employee in a timely manner, the necessary expertise or resources to achieve the outcomes needed to advance Safeskin's business.

1.4 Term. The term of this Agreement will begin on February 3, 1998 (the "Effective Date") and will end on the fifth anniversary of the Effective Date (the "Initial Term") unless earlier terminated in accordance with the terms of this Agreement. The Agreement will automatically extend at the end of the Initial Term for consecutive two year renewal terms ("Renewal Terms") unless either party provides to the other party at least six months prior written notice that the Agreement will not be extended. The Initial Term and the Renewal Terms are collectively referred to herein as the "Term."


                      Article II. Management and Personnel

2.1 PSC Account Manager. PSC shall designate an individual to serve as its account manager ("PSC Account Manager"). The PSC Account Manager as of the Effective Date is Bob May. The PSC Account Manager (i) will serve as the principal point of contact for coordinating and managing the performance of PSC's obligations under this Agreement, and (ii) will be authorized to act for and on behalf of PSC with respect to all matters relating to this Agreement. PSC shall identify the candidate or candidates that PSC proposes to designate as the initial PSC Account Manager (or any candidate or



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           candidates which may be proposed by PSC from time to time to fill any vacancies which occur), and Safeskin shall have the right to reject any candidate which Safeskin believes in good faith is not suitable for the position. If, during the Term, Safeskin is reasonably dissatisfied with the PSC Account manager, Safeskin shall so notify PSC in writing. If, after 30 days of such notice, Safeskin remains reasonably dissatisfied with the PSC Account Manager, then at Safeskin's request, PSC shall reasonably promptly replace the PSC Account Manager with an individual acceptable to Safeskin. In such event, PSC agrees that it will provide an interim PSC Account Manager in a timely manner and will work to provide a replacement for the PSC Account Manager within 45 days after the existing PSC Account Manager is removed. For the first 36 months during the Term, PSC shall not reassign the PSC Account Manager to another account of PSC without the prior written consent of Safeskin. PSC agrees that the PSC
           Account Manager will execute an agreement regarding securities trading in the form Safeskin requires its own employees to sign with such changes as the parties agree.

2.2 Safeskin Representative. Safeskin shall designate an individual to serve as its representative ("Safeskin Representative"). The Safeskin Representative (i) will serve as the principal point of contact for coordinating and managing the performance of Safeskin's obligations under this Agreement, and (ii) will be authorized to act for and on behalf of Safeskin with respect to all matters relating to this Agreement.

2.3        Employees.

           (a) Transitioned Employees. As of the Effective Date and thereafter during the Term, PSC may offer employment to the Safeskin employees listed in Schedule 2.3(a) (those employees listed in Schedule 2.3(a) who accept PSC's offer of employment are referred to collectively as the "Transitioned Employees") in accordance with PSC's standard employment policies. The parties intend that, with respect to those Transitioned Employees who accept PSC's offer of employment as of the Effective Date, the aggregate value of the compensation and employee benefits package that the Transitioned Employees will receive from PSC as of the Effective Date will be comparable in value to the compensation and employee benefits package (excluding Safeskin stock options) that they received from Safeskin immediately prior to the Effective Date. Safeskin will cooperate with PSC in connection with PSC making such offers, and Safeskin will be responsible for any severance obligations that Safeskin may have to its employees including the Transitioned Employees. Safeskin will not make any representations to the Transitioned Employees as it relates to the terms of employment by PSC.

           (b) Credit for Service. Transitioned Employees who accept PSC's offer of employment as of the Effective Date shall receive credit for their years of service with Safeskin for purposes of the participation and vesting requirements of any PSC employee benefits plans, including but not limited to, any applicable, 401(k) retirement plan, stock purchase, disability, medical, life insurance, dependent care or other similar benefit plans, if any, offered by PSC to its employees unless



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                     prohibited by law or unless such credit would require an
                     amendment to such plans.

           (c) Pre-Existing Condition. PSC shall waive any pre-existing condition exclusion in the PSC medical plan for all Transitioned Employees who accept employment with PSC as of the Effective Date.

           (d) Non-Transitioned Employees. Safeskin will continue to employ the Safeskin employees listed in Schedule 2.3(a) who do not accept PSC's offer of employment (the "Non-Transitioned Employees") to continue to perform the functions performed by such Non-Transitioned Employees immediately prior to the Effective Date. Safeskin agrees that if any of the Non-Transitioned Employees leave the employment of Safeskin that Safeskin will not replace such Non-Transitioned Employee. Safeskin agrees that PSC will manage the Non-Transitioned Employees and such management will include PSC controlling the salary (including bonuses other than Safeskin stock options) and performance reviews of the Non-Transitioned Employees. If PSC is reasonably dissatisfied with the performance of any of the Non-Transitioned Employees, PSC will notify Safeskin in writing. In such event, PSC will provide such Non-Transitioned Employee with a written performance improvement plan. PSC will monitor the performance of such Non-Transitioned Employee against such plan. If PSC is not reasonably satisfied with the performance of such Non-Transitioned Employee within 30 days after the delivery of such plan to such Non-Transitioned Employee or if PSC is not reasonably satisfied at anytime during such 30 day period with the progress of such Non-Transitioned Employee then, at PSC's request which will include the reason and supporting documentation, Safeskin will transfer such Non-Transitioned Employee from performing the functions contemplated by this Section 2.3(d) to another role within Safeskin. The parties agree that Safeskin, in its sole discretion, will determine whether such Transitioned Employee's employment should be terminated.

           (e) Confidentiality Agreement. PSC agrees that its employees who are assigned to the Safeskin account will execute a confidentiality agreement with Safeskin, the form of which is attached as Schedule 2.3(e).

2.4 Management Committees. The PSC Account Manager will participate on Safeskin's officer level operating committees and will participate in all technology related decisions to the same extent that Safeskin's chief information officer would participate in such decisions.

2.5        Subcontractors.

           (a) Management. PSC may use subcontractors to perform its obligations under this Agreement. PSC shall manage such subcontractors and the Safeskin IT Subcontractors. In the event that Safeskin becomes dissatisfied with the



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                     performance or non-performance of any PSC subcontractor
                     utilized by PSC in connection with the performance of the Services, Safeskin will notify PSC in writing of the reasons for its concerns. Within 10 days after PSC's receipt of such notice, the parties will meet to address and attempt to resolve Safeskin's concerns.

           (b) Responsibility. PSC and Safeskin may agree in writing that, with respect to certain subcontractors (including the Safeskin IT Subcontractors) that Safeskin will pay to PSC the Subcontractor Management Fee. In such event, PSC would be responsible for the performance of such subcontractor with respect to which Safeskin pays PSC the Subcontractor Management Fee as if it were an employee of PSC unless the parties otherwise agree in writing. The parties agree that PSC will have no liability for the actions of the subcontractors including the performance or non-performance of the subcontractors if Safeskin does not pay PSC the Subcontractor Management Fee for such subcontractors and the charges for such subcontractors are paid by Safeskin as a Retained Expense or a Pass Through Expense.

2.6 PSC Personnel. PSC agrees that it will provide to Safeskin reasonable opportunity to interview PSC employees who PSC anticipates will be permanently assigned to provide services to Safeskin for at least 3 months and provide input to PSC regarding such PSC employees prior to placing them on the Safeskin account.

2.7 Restrictions on Hiring. Except as otherwise specifically provided in this Agreement, PSC and Safeskin each agree not to hire the other's employees with whom PSC or Safeskin came into contact in connection with the activities contemplated by the Agreement during the Term without the prior written consent of the other party. Notwithstanding the foregoing, after either party has notified the other party that the Agreement will not be extended or that the Agreement will be terminated, Safeskin may notify PSC that it wants to interview and offer employment to certain of the PSC employees. Within 30 days after receipt of such notice, PSC will identify up to 15% of the employees (the "Protected Employees") (other than the Transitioned Employees) to whom Safeskin will be prohibited from offering employment. During the Offer Period (hereinafter defined), Safeskin may offer employment to the PSC employees then providing services to Safeskin at its facilities on a full time basis other than then Protected Employees. The "Offer Period" is defined to mean (i) if the Agreement is terminated under Section 7.6, the 90 day period immediately prior to the termination of this Agreement, (ii) if this Agreement expires, the 90 day period immediately prior to the expiration of this Agreement, (iii) if this Agreement is terminated under Sections 3.3(b), 5.6, 7.3, 7.4, or 7.5, the 60 day period beginning upon receipt of the designation of the Protected Employees by Safeskin.


                              Article III. Services

3.1 Services Prior to the Service Transition Date. Prior to the Service Transition Date, PSC shall perform the Existing Services with the same level of staff and at least at the same level



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           as to type, function, availability, scope, quality and performance as those Existing Services were performed by the Transitioned Employees and the Non-Transitioned Employees immediately prior to the Effective Date. In its performance of the Existing Services, and to the extent performed by the Transitioned Employees and the Non-Transitioned Employees immediately prior to the Effective Date, PSC will:

           (a) Computer Operations. Perform computer operations functions, twenty-four hours per day, seven days per week, including batch job scheduling, abend resolution, tape/cartridge library management, and printing, on substantially the same time schedule as immediately prior to the Effective Date.

           (b) Technical Support. Perform technical support functions for the operating Safeskin Software including systems administration, security administration, operating systems maintenance and updating, data base management and problem resolution.

           (c) Reports. Furnish such information and reports as Safeskin had been receiving immediately prior to the Effective Date on approximately the same time schedule and in the same format, unless PSC and Safeskin otherwise agree.

           (d) Voice and Data Communications. Perform voice and data communications support functions for the Safeskin Software.

           (e) Help Desk. Provide a help desk to provide support to Safeskin. The help desk provides a single point of contact for Safeskin Software users to report problems or request routine services. The help desk shall resolve user problems immediately, if possible, or shall assign a problem to other technicians for resolution. A priority will be assigned to all problems which cannot be solved immediately.

           (f) LAN. Perform PC and local area network ("LAN") support functions.

           (g) Performance Monitoring. Monitor and report the performance and use of distributed Safeskin Software to the extent that performance monitoring tools are available for such Safeskin Software as of the Effective Date.

           (h) Weekly Review. Perform a weekly review of Safeskin Software operations performance and any outstanding issues related to operations with Safeskin.

           (i) Manage Third Party Vendors. Manage the use of third party vendors with respect to the Safeskin Technology, to the extent provided by the Transitioned Employees and the Non-Transitioned Employees immediately prior to the Effective Date, that are related to the delivery of Existing Services.


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           (j)       Other Services. Perform those services and functions
                     described in Schedule 3.2(b) hereto, to the same extent those services and functions were performed by the Transitioned Employees and the Non-Transitioned Employees prior to the Effective Date.

           (k) Performance Tools. Should Safeskin not have performance tools available for PSC's use in performing the Existing Services, then PSC shall recommend such to Safeskin. PSC shall work with Safeskin to understand current and future computer usage requirements and shall make recommendations for appropriate hardware, operating systems software and data communications.

           (l) Existing Services Work Plan. PSC will perform the activities described in the Existing Services work plan set forth in Schedule 3.1 in connection with its performance of the Existing Services.

3.2        Services After the Service Transition Date.

           (a) Service Transition Plan. After the Effective Date, and until the Service Transition Date, PSC and Safeskin will work together in good faith to jointly develop and mutually agree upon a Service Transition Plan that will include, if applicable, (i) a detailed description of the Services to be performed by PSC hereunder after the Service Transition Date, which Services shall include the Existing Services, unless otherwise mutually agreed, (ii) the level of resources that PSC will provide in connection with the provision of the Services after the Service Transition Date, (iii) the Service Levels applicable to the Services after the Service Transition Date, and (iv) any modifications to PSC's charging mechanism applicable to the period prior to the Service Transition Date.
                      Schedule 3.2(a) sets forth the process that PSC anticipates that it will follow for developing a draft of the Service Transition Plan. PSC will deliver to Safeskin a draft of the Service Transition Plan within 90 days after the Effective Date.

           (b) Initial Draft of Service Transition Plan. Schedule 3.2(b) sets forth an initial draft of the description of the Services that the parties anticipate that PSC will perform hereunder after the Service Transition Date.

           (c) Service Levels. PSC agrees that after the Service Transition Date, its performance of the Services will meet or exceed the service levels in accordance with the Service Transition Plan. PSC agrees that the PSC employees performing the Services will perform them in a work man like manner.

           (d) Status Reports. PSC shall prepare, at regular intervals and provide to Safeskin, status reports on PSC's performance compared to the mutually agreed upon Service Levels. The Service Levels may be amended on an annual basis or from time to time by the mutual agreement of the parties.



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3.3        Initial Targets and Floors.

           (a) Initial Items. Schedule 3.3 identifies three items against which PSC will initially measure its performance of the Existing Services as described in this Section 3.3. With respect to each of those items, Schedule 3.3 specifies a target range ("Target") and a floor ("Floor"). Within 30 days after the Effective Date, PSC will notify Safeskin of the time period it will take for PSC to perform the Existing Services to meet each of those Targets and Floors (not to exceed 9 months after the Effective Date) and the expenditures that Safeskin must make so that PSC may meet the Targets and Floors.

           (b) Targets and Floors. If Safeskin makes the expenditures specified by PSC within the time period specified by PSC then PSC's performance of the Existing Services will meet the Targets and the Floors in the time period specified. If Safeskin makes those expenditures within the time period specified by PSC and PSC's performance of the Existing Services does not meet the Floor in accordance with Schedule 3.3, then Safeskin will have the right to notify PSC of such failure. PSC will have the right to cure any such failure. If PSC does not cure any such failure within 60 days after receipt of such notification, then Safeskin will have the right to terminate the Agreement by providing PSC with prior written notice of termination, provided, however, that termination as described in this Section 3.3 will be Safeskin's sole remedy for PSC's failure to meet the Targets and Floors. If Safeskin does not authorize and make the expenditures specified by PSC in the time periods specified then PSC will not be obligated to meet the Targets or the Floors.

           (c) Measurement. The method and time periods for measurement of whether PSC meets the Targets and Floors are set forth in
                     Schedule 3.3. PSC will not be liable for failures to meet the Targets or Floors if such failure is caused, in whole or in material part, by Safeskin or any act of God, civil disturbance, court order, labor dispute, third party nonperformance (other than a subcontractor for which PSC receives a Subcontractor Management Fee) or other cause beyond its reasonable control.

3.4 Project Services. PSC will provide such Project Services which are beyond the scope of the Services as PSC and Safeskin from time to time agree and document in writing (a "Project Plan"). PSC's obligation to provide any services in connection with causing any software to perform in accordance with its specifications to accommodate dates on or after January 1, 1999 will be defined in Project Plans on such terms as the parties agree.

           (a) Project Plan. Upon receipt of a request from Safeskin to perform Project Services, PSC shall provide Safeskin with:

                     (i)       a written description of the Project Services;


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                     (ii)      a description of the responsibilities that
                               Safeskin will have in connection with the Project Services;

                     (iii) a schedule for commencing and completing such Project Services;

                     (iv) PSC's charges for such Project Services, including a breakdown of any estimated charges and the charging methodology;

                     (v) when appropriate, a description of any new software or equipment to be provided by PSC in connection with such Project Services;

                     (vi) a written description of the human resources necessary to develop and operate the product or provide the Project Services;

                     (vii) when appropriate, a list of any existing software or equipment included in or to be used in connection with such Project Services; and

                     (viii) when appropriate, acceptance test criteria and procedures for any new software or any products, packages or services.

           (b) Authorization. PSC shall not begin performing any Project Services until Safeskin has provided PSC with written authorization to perform the Project Service from the Safeskin Representative.

           (c) Work Plan. Within 90 days after the Effective Date, PSC will develop, with the assistance of Safeskin, a high level plan (the "Work Plan") of the projects on which the parties anticipate that PSC will work as part of the Project Services during the initial 12 months after the Effective Date. The parties agree that PSC's obligations to provide the Project Services will be defined in the Project Plans and not in the Work Plan. PSC, with the assistance of Safeskin, will update the Work Plan annually. An initial draft of the Work Plan is attached as Schedule 3.4.

           (d) Initial Project Plans. Within 90 days after the Effective Date, PSC will deliver to Safeskin a draft of a Project Plan for the ERP, summit, data warehousing, and sales force automation projects.

3.5 Change Control Procedures. All changes to existing application Safeskin Software or approved application Developed Software requirements or design documents that would materially alter the functionality of the affected application Safeskin Software, and all material changes to Project Services (collectively, "Changes"), shall be controlled using a formal change control process to be defined by PSC and Safeskin within 90 days after the Effective Date (the "Change Control Process"). The parties will establish a Change Control Board to implement the Change Control Process within 90 days after the Effective Date. The Change Control Board will consist of two representatives appointed by Safeskin and two, including the chairman of the Change Control Board, appointed by PSC. No Changes will be implemented without (i) approval of the Change Control



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           Board, (ii) written approval by Safeskin and (iii) a written agreement setting forth applicable specifications, schedules, and resources to be utilized, responsibilities of both parties and definition of successful completion. If the Change Control Board can not reach agreement as to any of the Changes, then Safeskin will make the final decision. However, if Safeskin makes the decision without PSC agreement and such Change affects PSC's ability to perform its obligations or causes PSC to incur additional costs in performing its obligations, then PSC will be relieved of its obligation to meet the applicable Service Levels and Safeskin would (i) reimburse PSC for such additional costs that are Pass Through Expenses and (ii) pay PSC for such additional costs that are PSC Direct Costs plus an amount equal to 45% of those PSC Direct Costs. The Change Control Process shall include definition and processes for routine changes which do not need formal approvals as set forth above.

3.6 Information Technology Plan. As part of the Services, within 180 days after the Effective Date, PSC will develop, with the assistance of Safeskin, an information technology plan (the "IT Plan") that will be the basis for determining Safeskin's investments in its information technology architecture for the next three years. PSC, with the assistance of Safeskin, will update the IT Plan annually.


                      Article IV. Safeskin Responsibilities

4.1 Cooperation. Safeskin shall reasonably cooperate with PSC by, among other things, making available, as reasonably requested by PSC, management decisions, information, approvals or disapprovals, and acceptances or rejections in a reasonably timely manner so that PSC may fulfill its obligations under this Agreement. In addition, Safeskin shall perform the responsibilities specifically designated as Safeskin responsibilities in the Service Transition Plan. Schedule 3.2(b) sets forth an initial draft of the description of the obligations that the parties anticipate will be Safeskin's responsibility under the Service Transition Plan. Prior to the Service Transition Date, Safeskin agrees to perform the obligations that are specifically designated as Safeskin responsibility in
           Schedule 3.2(b) hereto, to the same extent those obligations were performed by Safeskin prior to the Effective Date excluding those services performed by the Transitioned Employees prior to the Effective Date.

4.2        Access to Software.

           (a) Safeskin Proprietary Software. Safeskin will provide PSC with access to, and the necessary rights to operate, modify, and enhance, its proprietary software listed in
                     Schedule 4.2(a) and such other proprietary software as is necessary for PSC to perform its obligations under the Agreement ("Safeskin Proprietary Software"). Safeskin will pay any access or other fees associated with obtaining such rights to the Safeskin Proprietary Software. Safeskin will pay all license, maintenance and other fees associated with the Safeskin Proprietary Software as a Retained Expense.




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           (b)       Safeskin Vendor Software. Safeskin will provide PSC with
                     access to, and the necessary rights to operate, modify and enhance, its vendor software listed in Schedule 4.2(b) and such other vendor software as is necessary for PSC to perform its obligations under the Agreement ("Safeskin Vendor Software") and will pay any access or other fees associated with obtaining such rights to the Safeskin Vendor Software. Safeskin will pay all license, maintenance and other fees associated with the Safeskin Vendor Software as a Retained Expense.

           (c) Safeskin Software. Safeskin Proprietary Software and Safeskin Vendor Software are collectively referred to herein as "Safeskin Software."

4.3 Access to Safeskin Facilities. Safeskin shall provide PSC access to its facilities and will provide at such facilities such office furnishings, janitorial service, telephone service, secretarial support, utilities (including air conditioning) and office-related equipment, supplies, and duplicating services as PSC may reasonably require in connection with the activities contemplated hereunder. Safeskin will provide such access 24 hours a day, seven days a week. PSC shall obey all generally applicable rules and procedures at any Safeskin facility of which Safeskin has notified PSC.

4.4 Access to Technology. Safeskin will provide PSC with access to the hardware, equipment, and technology related items and services listed in Schedule 4.4 and such other hardware, equipment and technology related items and services identified as part of the annual budgeting process or as otherwise approved by Safeskin at its facilities as is necessary for PSC to perform its obligations under the Agreement (the "Safeskin Technology"). Safeskin will pay all costs and expenses, including without limitation maintenance costs associated with the Safeskin Technology as a Retained Expense.

4.5 Retained Expenses. Safeskin shall be financially responsible for all Retained Expenses, and shall indemnify, defend and hold harmless PSC from any and all claims related to the payment or non-payment of such Retained Expenses.


                               Article V. Payments

5.1        Budget Process.

           (a) Annual Budget. On an annual basis, PSC and Safeskin will work together to develop a cash expenditure budget reflecting the expenditures that will be required during the following year for the performance of the Services and the Project Services. The cash expenditure budget will include Safeskin's Retained Expenses and Pass Through Expenses. In connection with establishing the cash expenditure budget for each year after the first year of the Agreement, the parties will review such factors as Safeskin's needs for services, changes in size of Safeskin's business (including divestitures and acquisitions), and Safeskin's ability to absorb new technology. As of the Effective Date, the parties anticipate that cash expenditures will increase each year by 25%.

           (b) Annual Review of Services. As part of the annual budgeting process, the parties will work together to make revisions to the Services and Project Services described in Article III to be provided by PSC during the next year, the Service Levels at which the Services and Project Services will be provided during the next year, and the charges for such Services and Project Services. The parties agree that as part of the process the parties will review technology changes, volume of usage changes, economies of scale, the escalation or reduction of costs, and the parties ability to absorb changes. If the parties are unable to agree on the changes to the Services or Project Services, the Service Levels or the applicable charges then PSC will continue to provide during the next year the Services or Project Services, as the case may be, in place during the prior year (without Service Levels) and Safeskin will compensate PSC on a cost plus basis as described in Sections 5.3 and 5.4.

           (c) First Year Budget. The cash expenditure budget for Services, the Project Services, Safeskin's Retained Expenses and Pass Through Expenses for the first 12 months after the Effective Date is set forth in Schedule 5.1(c).

           (d) Estimated Charges For Existing Services Prior to the Service Transition Date. Prior to the Service Transition Date, and as part of the annual budgeting process, if applicable, the parties will agree on an estimate of (i) PSC Direct Costs to perform the Existing Services, plus an amount equal to 45% of those estimated PSC Direct Costs,
                     (ii) the Subcontractor Management Fee (hereinafter defined) related to the Existing Services, and (iii) the Non-Transitioned Employees Fee (hereinafter defined) related to the Existing Services (collectively, the "Estimated Existing Services Charges") with respect to each month prior to the Service Transition Date and, if part of the annual budget process, with respect to each month of the following year.

           (e) Estimated Charges for Services After the Service Transition Date. After the Service Transition Date, if the parties are unable to agree upon the charging methodology for the Services during the annual budgeting process, as part of the annual budgeting process, the parties will agree on an estimate of (i) PSC Direct Costs to perform the Services plus an amount equal to 45% of those estimated PSC Direct Costs, (ii) the Subcontractor Management Fee related to the Services, and (iii) the Non-Transitioned Employees Fee related to the Services (collectively, the "Estimated Services Charges") with respect to each month of the following year.

           (f) Estimated Project Services Charges. As part of the annual budgeting process, the parties will agree on an estimate of
                     (i) PSC Direct Costs to perform the requirements gathering, analysis, and implementation phases of any Project

                     Services, plus an amount equal to 45% of those estimated PSC Direct Costs, (ii) the Subcontractor Management Fee related to the requirements gathering, analysis, and implementation phases of any Project Services, and (iii) the Non-Transitioned Employees Fee related to the requirements gathering, analysis, and implementation phases of any Project Services (collectively, the "Estimated Project Services Charges") with respect to each month of the following year.

           (g) Subcontractor Management Fee. PSC and Safeskin may agree in writing that Safeskin may pay PSC a management fee with respect to certain subcontractors under Section 2.5(b). In such event, the management fee will be an amount equal to the charges paid to such subcontractor plus an amount equal to such percentage as the parties agree (not to exceed 45%) of such charges (the "Subcontractor Management Fee"). Without limiting the requirement that the parties reach agreement as described in this Section including agreement as to the Subcontractor Management Fee at the time, the parties anticipate that the Subcontractor Management Fee will be calculated using between 20% and 45% based on the circumstances at the time.

           (h) Non-Transitioned Employees Fee. The Non-Transitioned Employees Fee will be an amount equal to 45% of the amounts paid by Safeskin to the Non-Transitioned Employees for salary, fringe benefits and bonuses (excluding Safeskin stock).

           (i) Reductions to the Cash Expenditure Budget. If Safeskin reduces the cash expenditure budget, such reduction reduces the amounts paid by Safeskin to PSC during such year (other than payments for Pass Through Expenses) and causes PSC to incurs costs that it would not have otherwise incurred, and the charges for the Services or Project Services are calculated on a cost plus basis under Sections 5.3, 5.4, and 5.5, then the costs that PSC incurs in connection with such reduction will be included in the PSC Direct Costs and Pass-Through Expenses. If Safeskin reduces the cash expenditure budget, such reduction reduces the amounts paid by Safeskin to PSC during such year (other than payments for Pass Through Expenses) and causes PSC to incur costs that it would not have otherwise incurred, and the charges for the Services or Project Services are calculated under the Service Transition Plan, then Safeskin will reimburse PSC for such costs that would have constituted Pass-Through Expenses as Pass-Through Expenses and pay PSC for such costs that would have constituted PSC Direct Costs an amount equal to such costs plus 45% of those costs. PSC and Safeskin agree to work together to try and minimize such costs.

5.2 Budget Management. During each year, Safeskin and PSC will work together to manage the cash expenditure budget by adjusting the cash expenditure budget or adjusting the Services and the Project Services to be provided as overages or other unplanned activities occur or as savings are realized. The parties intend that the budgeting process will be a joint activity.

5.3        Charges for Services.

           (a) Charges for the Existing Services Prior to the Service Transition Date. For each month during the Term prior to the Service Transition Date, Safeskin will pay PSC for the Services provided that month an amount equal to the Estimated Existing Services Charges described in Section 5.1(d). PSC will deliver an invoice to Safeskin for the Estimated Existing Services Charges on or about the first day of the month to which the Estimated Existing Services Charges relate. Such invoice will be due and payable by the last day of the month in which such invoice is received.

           (b)        Charges for Services After the Service Transition Date.
                      For each month during the Term after the Service Transition Date, Safeskin will pay PSC for the Services provided that month in accordance with the terms of the Service Transition Plan as amended from time to time as part of the annual budgeting process or otherwise as the parties agree. Notwithstanding the foregoing, if the parties were unable to agree upon the charging methodology for the Services during the annual budgeting process, then Safeskin will pay PSC for the Services provided each month an amount equal to the Estimated Services Charge described in Section 5.1(e). PSC will deliver an invoice to Safeskin for the Estimated Services Charges on or about the first day of the month to which the Estimated Services Charges relate. Such invoice will be due and payable by the last day of the month in which such invoice is received.

           (c) True-Up Mechanism Prior to Service Transition Date. Within 15 days after the end of each quarter after the Effective Date but prior to the Service Transition Date, PSC will compare the actual (i) PSC Direct Costs incurred by PSC in performing the Existing Services plus an amount equal to 45% of those PSC Direct Costs, (ii) Subcontractor Management Fee related to the Existing Services, and (iii) Non-Transitioned Employees Fee related to the Existing Services (collectively, the "Actual Existing Services Charges") during such quarter with the Estimated Existing Services Charges during such period. If the Actual Existing Services Charges exceed the Estimated Existing Services Charges then PSC will include a charge for such difference on the next monthly invoice. Safeskin will pay PSC the difference with the payment for the next monthly invoice. If such comparison results in a determination that the Estimated Existing Services Charges exceed the Actual Existing Services Charges for any quarter prior to the Service Transitions Date, then PSC will issue a credit to Safeskin for the difference on the next monthly invoice.

           (d) True-Up Mechanism After the Service Transition Date. If the parties are unable to agree upon the charging methodology for the Services during the annual budgeting process, within 15 days after the end of each quarter after the Effective Date, PSC will compare the actual (i) PSC Direct Costs incurred by PSC in performing the Services plus an amount equal to 45% of those PSC Direct Costs,

                      (ii) Subcontractor Management Fee related to the Services, and (iii) Non-Transitioned Employees Fee related to the Services (collectively, the "Actual Services Charges") during such quarter with the Estimated Services Charges during such period. If the Actual Services Charges exceed the Estimated Services Charges then PSC will include a charge for such difference on the next monthly invoice. Safeskin will pay PSC the difference with the payment for the next monthly invoice. If such comparison results in a determination that the Estimated Services Charges exceed the Actual Services Charges for any quarter, then PSC will issue a credit to Safeskin for the difference on the next monthly invoice.

           (e) Credit. PSC agrees to issue a credit in 1998 to Safeskin in the amount of $400,000 for Services rendered in 1998 under this Agreement.

5.4        Charges for Project Services.

           (a) Estimated Project Services Charges. For each month during the Term, Safeskin will pay PSC for the requirements gathering, analysis, and implementation phases of any Project Services provided that month an amount equal to the Estimated Project Services Charges described in Section 5.1(f). PSC will deliver an invoice to Safeskin for the Estimated Project Services Charges on or about the first day of the month to which the Estimated Project Services Charges relate. Such invoice will be due and payable by the last day of the month in which such invoice is received.

           (b) True-Up Mechanism For Project Services. Within 15 days after the end of each quarter after the Effective Date, PSC will compare the actual (i) PSC Direct Costs incurred by PSC in performing the requirements gathering, analysis, and implementation phases of any Project Services plus an amount equal to 45% of those PSC Direct Costs, (ii) Contractor Management Fee related to the requirements gathering, analysis, and implementation phases of any Project Services, and (iii) Non-Transitioned Employees Fee related to the requirements gathering, analysis, and implementation phases of any Project Services (collectively, the "Actual Project Services Charges") during such quarter with the Estimated Project Services Charges during such period. If the Actual Project Services Charges exceed the Estimated Project Services Charges then PSC will include a charge for such difference on the next monthly invoice. Safeskin will pay PSC the difference with the payment for the next monthly invoice. If such comparison results in a determination that the Estimated Project Services Charges exceed the Actual Project Services Charges for any quarter, then PSC will issue a credit to Safeskin for the difference on the next monthly invoice .

           (c) Project Services Charges for Other Phases. For each month during the Term, Safeskin will pay PSC, for phases of Project Services other than the requirements gathering, analysis, and implementation phases, PSC's charges as mutually agreed in the applicable Project Plan(s). Such pricing may include time and material, fixed price, or other risk reward pricing. PSC will deliver an invoice to Safeskin for those charges, and such invoices will be due and payable, as mutually agreed upon in the applicable Project Plan(s).

5.5 Pass Through Expenses. Unless otherwise agreed to by the parties in the Service Transition Plan or as part of the annual budgeting process, Pass Through Expenses will be either: (i) paid directly to the appropriate vendor by Safeskin, where (A) PSC requests Safeskin to do so, or (B) payment directly to the appropriate vendor by Safeskin does not adversely affect PSC and Safeskin elects to do so, or (ii) paid to PSC by Safeskin sufficiently in advance to enable PSC to comply with payment terms as invoiced by the respective vendors. PSC agrees to comply with Safeskin's standard expense reimbursement policies in connection with the Pass Through Expenses, provided that Safeskin provides PSC with prior written notice of such policies. The parties agree that, to the extent that Safeskin pays for subcontractors as a Pass Through Expense, PSC will have no liability for the performance or non-performance of such subcontractors.

5.6 Taxes. Safeskin will pay or reimburse PSC for, amounts equal to any taxes, however designated or levied, based upon the charges for the Services and the Project Services or this Agreement, including state and local taxes, and any taxes or amounts in lieu thereof paid or payable by PSC in respect of the foregoing, excluding franchise taxes and taxes based on the net income of PSC. Each party will cooperate with the other in minimizing any applicable tax and, in connection therewith, Safeskin will provide PSC any resale certificates, information regarding out-of-state use of materials, services or sales, or other exemption certificates or information reasonably requested by PSC. If any new tax or additional tax on the charges for the Services and the Project Services or this Agreement is passed and such new tax or additional tax would result in Safeskin having to pay during the first 12 months after the date such new tax or additional tax is effective an amount in excess of the 8% Tax (hereinafter defined), then Safeskin will have the right to notify PSC of such new tax or additional tax within 90 days after such new tax or additional tax is effective. Upon receipt of such notice by PSC, the parties agree that PSC and Safeskin will discuss renegotiating the charges for the Services and Project Services under this Agreement. If the parties are unable to reach agreement as to the terms of the renegotiated Agreement within 60 days after receipt of such notice, then, during the 30 day period after the end of such 60 day period, Safeskin will have the right to terminate the Agreement by providing PSC with prior written notice of termination, provided, however, that such termination will not be effective more than 10 days prior to the effective date of such new tax or additional tax. Safeskin agrees to pay to PSC within 30 days after receipt of an invoice, an amount equal to the Shut-Down Costs (but not the Termination Fee) defined in
           Section 7.6 incurred by PSC in connection with such termination. The term "8% Tax" is defined as an amount equal to 8% of all of the charges for the Services and the Project Services during the 12 month period prior to the date that the new tax or additional tax was effective (or, if such tax is effective during the first 12 months after the Effective Date, the amount that the parties anticipate that Safeskin would pay PSC for the Services and the Project Services during the first 12 months after the Effective Date).

5.7 Time of Payment. All amounts due hereunder for which a due date is not otherwise specifically provided will be due within 30 days after receipt by Safeskin of an invoice therefor. Amounts not paid when due will incur interest until paid at the lesser of (i) 1% per month, or
           (ii) the maximum rate permitted by applicable law.

5.8 Verification of Information. Safeskin has disclosed and will continue to disclose to PSC all relevant information regarding its information technology expenditures, and Safeskin acknowledges that the charges to be paid by Safeskin to PSC under this Agreement are based and will be based on information provided to PSC by Safeskin. PSC has not and will not independently verify that information. If that information is incomplete or inaccurate then the parties will make appropriate adjustments to the provisions of the Agreement, including the charges.

5.9 Audit of Charges. Within 30 days after the Effective Date, PSC and Safeskin will agree as to the documentation that PSC will provide to Safeskin each month in support of the calculation of the Actual Existing Services Charges, the Actual Services Charges and the Actual Project Services Charges. Each month after the parties reach such agreement, PSC will provide to Safeskin with each invoice such documentation.


        Article VI. Confidentiality, Proprietary Rights and Audit Rights

6.1        Confidentiality.

           (a) Confidential Information. All Confidential Information relating to Safeskin or PSC will be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own confidential or proprietary information. Neither PSC nor Safeskin may disclose, publish, release, transfer or otherwise make available Confidential Information of the other party to, or for the use or benefit of, any third party without the other party's prior written consent. The term "Confidential Information" is defined to mean, with respect to Safeskin and PSC, all confidential or proprietary information, documentation, data, material or know-how concerning or in any way relating to Safeskin or PSC, respectively, or to PSC's or Safeskin's respective business, customers or suppliers that is proprietary or is not, on the date such information is disclosed, publicly available, including, without limitation (i) with respect to Safeskin, the information relating to Safeskin or its customers that is contained in the data files of Safeskin and the Safeskin Proprietary Software, (ii) with respect to PSC, all costing and pricing information of PSC, the PSC Software and the PSC Tools, and (iii) with respect to each party, the terms of this Agreement.

           (b) Certain Permitted Disclosures. Each of PSC and Safeskin will, however, be permitted to disclose relevant aspects of the other party's Confidential Information to its respective officers, agents, subcontractors and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement; provided, however, that such party will take reasonable measures to prevent, and shall remain responsible for, the disclosure of Confidential Information of the other party in contravention of the provisions of this Agreement by such officers, agents, subcontractors (except as otherwise specifically provided in this Agreement) and employees.

           (c) Disclosures Required by Law. PSC or Safeskin, as the case may be, may disclose Confidential Information of the other party if required pursuant to an order or requirement of a court, administrative agency or other governmental body, provided that (i) PSC or Safeskin, as the case may be, will give the other party written notice of such order or requirement as soon as practicable after it has knowledge thereof and in any event prior to disclosure of the Confidential Information, and (ii) PSC or Safeskin, as the case may be, will disclose no more Confidential Information than is required by such order or requirement.

           (d) Exclusions. The provisions of this Section 6.1 will not apply with respect to information which (i) is developed by the other party without violating the disclosing party's proprietary rights, (ii) is or becomes publicly known (other than through unauthorized disclosure), (iii) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, (iv) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement, or
                     (v) is rightfully received by a party free of any obligation of confidentiality.

           (e) Obligations upon Termination or Expiration. Upon the termination or expiration of this Agreement, except as provided in Section 6.4 with respect to the Developed Software, PSC or Safeskin, as the case may be, will return to the other party or destroy any Confidential Information of the other party then held by Safeskin or by PSC, as the case may be.

           (f) Unauthorized Possession or Use. PSC and Safeskin agree to notify the other promptly of any material unauthorized possession or use of the other party's Confidential Information by any person or entity which may become known to such party. PSC and Safeskin agree to promptly furnish to the other full details of the unauthorized possession or use, and use reasonable efforts to assist the other in investigating or preventing the recurrence of any unauthorized possession or use of Confidential Information. PSC and Safeskin agree to use reasonable efforts to cooperate with the other in any litigation and investigation against third parties deemed necessary by the other to protect its Confidential Information. PSC and Safeskin agree to promptly use reasonable efforts to prevent a recurrence of any such unauthorized possession or use of Confidential Information.

           (g) Injunctive Relief. Each party agrees that, in the event of a breach or threatened breach by either party of the provisions of this Section 6.1, for purposes of determining the right to injunctive relief under this
                     Section 6.1(g), the non-breaching party will have no adequate remedy in money damages and, accordingly, may be entitled to seek an injunction against such breach, in addition to any other legal or equitable remedies available to it.

6.2 Safeskin Proprietary Software. Safeskin Proprietary Software, including any modifications to any Safeskin Proprietary Software, will be and remain the property of Safeskin, and PSC will have no rights or interests therein except as required to perform the Services, the Project Services or as described in this Agreement.

6.3 PSC Software and PSC Tools. Any software that is proprietary to PSC that PSC uses or to which PSC provides Safeskin access ("PSC Software") and any tools or methodologies which are proprietary to PSC and used in connection with the activities contemplated by this Agreement ("PSC Tools"), including any modifications to any PSC Software and the PSC Tools, will be and remain the property of PSC, and Safeskin will have no rights or interests therein. Upon termination or expiration of this Agreement, Safeskin may request that PSC grant to Safeskin a license to any of the PSC Software and the PSC Tools then being used on the Safeskin account for itself on such terms as the parties agree. PSC agrees that it will not unreasonably refuse to grant such license, unless such grant would materially impair a competitive advantage to PSC or grant a material competitive advantage to a competitor of PSC. For purposes of this Section, a competitor of PSC is any company that competes (or whose affiliates compete) directly with the (i) then current businesses or
           (ii) planned businesses as documented in PSC's strategic plan.

6.4        Rights in Developed Software.

           (a) Ownership. PSC and Safeskin agree that Safeskin will own the copyright to software developed by the parties hereunder and that is delivered to Safeskin by PSC but excluding modifications to any PSC Software and any Embedded Software ("Developed Software"). PSC may from time to time request that Safeskin grant to PSC a license to the Developed Software for itself and for its customers on such terms as the parties agree. Safeskin agrees that it will not unreasonably refuse to grant such license, unless such grant would materially impair a competitive advantage to Safeskin or grant a material competitive advantage to a competitor of Safeskin. For purposes of this Section 6.4(a) a competitor of Safeskin is any company that competes (or whose affiliates compete) directly with the (i) then current businesses or (ii) planned businesses as documented in Safeskin's written strategic plan..

           (b) Embedded Software. The term "Embedded Software" is defined to mean pre-existing software that is owned by PSC or licensed by Safeskin or PSC from a third party that is embedded in the Developed Software. PSC will retain its rights to any Embedded Software that is owned by PSC, provided, however, that PSC grants to Safeskin a perpetual, transferable, non-exclusive license to use, modify, and enhance the Embedded Software that is owned by PSC as part of the Developed

                     Software. If any Embedded Software is owned by a third party, then the terms of the applicable license will define each party's rights to such Embedded Software.

6.5 Residual Knowledge. Safeskin acknowledges that PSC is in the business of providing information technology services. Without limiting PSC's obligations under Section 6.1, nothing in this Agreement will limit PSC's right to provide services or resources to PSC's other customers or other third parties that are similar to the activities performed or resources provided by PSC hereunder, and PSC will be free to use residual information retained by PSC in a nontangible form.

6.6 Access to PSC Third Party Software. PSC shall provide Safeskin with access to the third party software listed in Schedule 6.6 and such other third party software as the parties agree ("PSC Third Party Software") in connection with the activities contemplated by this Agreement. PSC will obtain any third-party consents necessary for Safeskin to have access to and use the PSC Third Party Software. Safeskin shall reasonably cooperate with PSC in obtaining such consents. PSC shall pay any license, access or other fees for any PSC Third-Party Software.

6.7 Audit of Safeskin's Business. PSC shall provide reasonable support in connection with an audit of Safeskin's business at Safeskin's expense. PSC shall not be obligated by this Agreement to disclose to Safeskin or any other person or entity any information which is not reasonably necessary to conduct an audit of Safeskin's business, nor shall PSC be obligated to divulge any Confidential Information of PSC or any third party except to the extent reasonably necessary to satisfy the purpose of the audit. In no event shall PSC be obligated to disclose any Confidential Information to any competitor, or affiliate of a competitor, of PSC. Safeskin may utilize third parties to conduct such audit, provided, however, that Safeskin shall be responsible for causing such third parties to maintain the confidentiality of any of PSC's Confidential Information obtained by such third parties in connection with such audit. Safeskin agrees to allow PSC to reallocate resources or adjust PSC's obligations to accommodate the audit or to reimburse PSC for additional costs incurred as a result of such audit that are Pass-Through Expenses and to pay PSC an amount equal to such costs that are PSC Direct Costs plus 45% of those costs.


                 Article VII. Performance Review and Termination

7.1 Performance Review. Appropriate representatives of Safeskin and PSC will meet as often as may be reasonably requested by either party to review the performance of PSC under this Agreement and to discuss any questions or concerns relating to such performance. On at least a monthly basis, PSC and Safeskin will meet to review the account operations.

7.2 Resolution of Dispute. Any controversy, claim or other dispute arising from or relating to this Agreement or the Warrant (hereinafter defined) will be resolved as follows:

           (a) Designated Representatives. Upon the written request of either party, each of the parties will appoint a designated representative who will meet with the designated representative of the other party and negotiate in good faith to resolve the dispute. No mediation, arbitration or other formal proceedings for the resolution of the dispute may be commenced until the earlier of (i) the date that the designated representatives conclude in good faith that amicable resolution of the dispute through continued negotiation does not appear likely, or (ii) the date that is 60 days after the date that such negotiations commence.

           (b) Non-Binding Mediation. Any dispute that is not resolved through negotiation as provided in Section 7.2(a) will be submitted to non-binding mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association then in effect and the parties will use good faith efforts to resolve the dispute through such mediation. No arbitration or other formal proceedings for the resolution of the dispute may be commenced until the earlier of (i) the date that the mediator concludes that resolution of the dispute through continued mediation does not appear likely, or (ii) the date that is 60 days after the date that such mediation commences.

           (c) Binding Arbitration. Any dispute that is not resolved by negotiation or mediation as provided in Sections 7.2(a) and 7.2(b) above will be resolved by binding arbitration that, except as may be otherwise mutually agreed, will be conducted in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association then in effect by three neutral arbitrators selected in accordance with those Rules. Any award rendered in any such arbitration will be final and conclusive and judgment thereon may be enforced in any court of competent jurisdiction.

           (d) Other Rights. The fact that the foregoing dispute resolution procedures have been or may be invoked will not prevent either party from exercising any termination or other rights that it may have under this Agreement or from seeking injunctive or other equitable relief from any appropriate court.

           (e) Continuation of Services. In the event of a dispute between Safeskin and PSC, each Party, shall continue to so perform its obligations under this Agreement in good faith during the resolution of such dispute unless and until this Agreement is terminated in accordance with the provisions hereof.

           (f) Location of Mediation and Arbitration. The parties agree that any mediation or arbitration proceeding contemplated by this Section 7.2 shall be conducted in California, Arizona, or Colorado or such other location as the parties may reasonably agree; provided that the parties agreement on any such location (and agreement to mediate or arbitrate) is conditioned on the understanding that the mediators or arbitrators will exclusively apply Delaware law in the resolution of the disputed matter in accordance with the agreement of the parties as to governing law set forth in Section 9.12. In the event any mediator or arbitrator in any proceeding does not agree to exclusively apply, or fails to exclusively apply, Delaware law in accordance with Section 9.12, then the affected mediation or arbitration shall be null and void and such mediation or arbitration proceeding shall instead take place and be conducted in Wilmington, Delaware. In such circumstances, each of the parties consents to jurisdiction in any court of competent jurisdiction in the State of Delaware or the United States District Court for the District of Delaware with respect to all issues affecting such matter including, without limitation, seeking to obtain an order in aid of arbitration or enforcing an arbitration award or enjoining an arbitration that is in violation of the provisions of this Section 7.2(f). Each party agrees that service of a complaint or other process in any such matter may be made and given in the same manner as specified in Section 9.2 hereof for the giving of notices hereunder. Any process so given shall be as effective as personal service in the State of Delaware.

7.3 Termination for Cause. In the event that either party materially defaults in the performance of any of its duties or obligations under this Agreement (other than Safeskin's failure to pay PSC which is addressed under Section 7.4), which default is not substantially cured within 60 days after written notice is given to the defaulting party specifying the default (or, with respect to any such default which cannot reasonably be cured within such 60 day period if the defaulting party fails to proceed within such 60 day period to commence curing the default and thereafter to proceed with all due diligence to substantially cure the default), then the nondefaulting party may, by giving prior written notice thereof to the defaulting party, terminate this Agreement as of a date specified in such notice of termination.

7.4 Termination for Non-Payment. In the event that Safeskin defaults in the payment when due of any amount due to PSC hereunder, and does not cure the default within 30 days after being given written notice of the default, then PSC may, by giving prior written notice thereof to Safeskin, terminate this Agreement as of a date specified in the notice of termination.

7.5 Termination for Insolvency. In the event that either party (the "Insolvent Party") becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it (which, in the case of involuntary proceedings, remains undismissed for at least 60 days), makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations, then the other party may, by giving prior written notice thereof to the Insolvent Party, terminate this Agreement as of a date specified in such notice of termination. This Agreement may not be terminated pursuant to this Section once the Insolvent Party ceases to be insolvent or be the subject of a proceeding relating to its liquidation, insolvency or the appointment of a receiver.

7.6 Termination for Convenience. Safeskin will have the right to terminate this Agreement effective at anytime after the second year of the Agreement but before the end of the

           Term by providing PSC at least 180 days prior written notice. In order for Safeskin to terminate the Agreement under this Section, Safeskin must pay to PSC the Termination Fee prior to termination. The term "Termination Fee" is defined to mean an amount equal to (i) Shut-Down Costs reasonably incurred or to be incurred by PSC in winding down the account, and (ii) $500,000. The term "Shut-Down Costs" is defined to mean all of PSC's direct and actual costs incurred by PSC in connection with the wind-down and termination of this Agreement, including but not limited to, the costs described in
           Schedule 7.6. PSC and Safeskin agree to work together to try and minimize the amount of the Shut-Down Costs.

7.7 Obligations Upon Termination or Expiration. During the Transition Period, PSC will provide to Safeskin the termination assistance described in this Section; provided, however, that Safeskin has paid to PSC all amounts owed by Safeskin to PSC under this Agreement and Safeskin is not otherwise in default under this Agreement. The "Transition Period" is defined to mean (i) if the Agreement is terminated under Section 7.6, the period beginning upon receipt of notice of termination by either party pursuant to Section 7.6 through the termination of this Agreement, (ii) if the Agreement expires, the period beginning upon receipt of the notice that this Agreement will not be extended under Section 1.4 through the expiration of this Agreement, or (iii) if this Agreement is terminated under Sections 3.3(b), 5.6, 7.3, 7.4, or 7.5, the 60 day period beginning upon receipt of the notice of termination of this Agreement. If PSC terminates the Agreement under Section 7.4, all of PSC's charges hereunder for the termination assistance services described herein shall be invoiced by PSC and paid by Safeskin in advance. To the extent that the termination assistance described in this Section requires PSC to use resources not otherwise used on the account, Safeskin will pay PSC for such additional resources on a time and materials basis at PSC's then standard commercial billing rate or on such other rates as the parties agree. PSC will provide to Safeskin the following termination assistance:

           (a) Services. PSC will continue to perform any or all of the Services and Project Services then being performed by PSC.

           (b) Transition Plan. PSC will work with Safeskin to develop a plan for the transition of the Services and Project Services from PSC to Safeskin.

           (c) Training. PSC will provide reasonable training for personnel of Safeskin in the performance of the Services and Project Services then being transitioned to Safeskin.

           (d) Equipment. PSC will assign to Safeskin, pursuant to mutually acceptable terms and conditions, any leases to equipment leased by PSC that is then dedicated to the performance of the Services and the Project Services then being provided to Safeskin subject to the terms of any applicable lease; provided, however that Safeskin assumes PSC's obligations with respect to any such lease and PSC is released by the lessor of any obligations under the lease after the date of such assignment. PSC will sell to Safeskin any such equipment owned by PSC at PSC' then-current book value.


               Article VIII. Indemnities and Liability Limitation

8.1 Cross Indemnity. PSC and Safeskin each agree to indemnify, defend and hold harmless the other from any and all claims, actions, damages, losses, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of or relating to the death or bodily injury of any agent, employee, customer, business invitee or business visitor of the indemnitor, or arising out of or relating to the loss of or damage to tangible real or tangible personal property of the indemnitor.

8.2        Intellectual Property.

           (a) By PSC. PSC shall defend Safeskin from any third-party claims brought against Safeskin alleging that (i) the Developed Software infringes a third person's copyright or trade secret enforceable where the Developed Software was installed by PSC or was, to the knowledge of PSC as determined at the time of installation, to be used by Safeskin, or (ii) the method chosen and used by PSC in its sole discretion to implement the specifications for the Developed Software infringes a third party's patent issued prior to the date the Developed Software was delivered to Safeskin and enforceable where the Developed Software was installed by PSC or was, to the knowledge of PSC as determined at the time of installation, to be used by Safeskin. PSC shall pay any judgments finally awarded by a court of competent jurisdiction and any settlements to which PSC agrees in writing.

           (b) By Safeskin. Safeskin shall defend PSC from any third-party claims brought against PSC alleging that the functionality required by the specifications for the Developed Software infringes a third party's patent issued prior to the date the Developed Software was delivered to Safeskin and enforceable where the Developed Software was installed by PSC or was, to the knowledge of Safeskin as determined at the time of installation, to be used by Safeskin. Safeskin shall pay any judgments finally awarded by a court of competent jurisdiction and any settlements to which Safeskin agrees in writing. The fact that Safeskin approved the specifications for the Developed Software will not by itself create a presumption that the method chosen and used by PSC to implement the specifications for the Developed Software was not in PSC's sole discretion.

           (c) Mitigation. Upon receiving notice of an infringement claim, the indemnitor may, in its sole discretion, (i) modify the allegedly infringing item to be non-infringing without materially impairing its functionality, (ii) replace the allegedly infringing item with a noninfringing item of substantially equivalent functionality, or (iii) obtain for the indemnitee the right to continue to use the item in accordance with the terms of this Agreement.

           (d)       Exclusions. Notwithstanding the other provisions of this
                     Section 8.2, the indemnitor shall have no liability to the indemnitee for any claim of infringement to the extent that such claim is based on modifications or enhancements to the Developed Software created by the indemnitee or the use of the Developed Software by the indemnitee in a manner not intended by the indemnitor.

8.3        Employment Indemnification.

           (a) Indemnification by PSC. PSC agrees to indemnify, defend and hold harmless Safeskin against any and all claims, actions, damages, losses, liabilities, costs and expenses including reasonable attorneys' fees and expenses, arising out of or relating to any Transitioned Employee, attributable to any period commencing on or after the date on which such Transitioned Employee accepts employment with PSC and arising out of PSC's employment of that Transitioned Employee, including without limitation claims relating to salary, employee benefits, employment taxes and other payments in connection therewith, but excluding claims relating to agreements, arrangements or commitments made by Safeskin with or to that Transitioned Employee.

           (b) Indemnification by Safeskin. Safeskin agrees to indemnify, defend and hold harmless PSC from any and all claims, actions, damages, losses, liabilities, costs, and expenses including reasonable attorneys' fees and expenses, arising out of or relating to any Transitioned Employee or Non-Transitioned Employee, attributable to any period during which such Transitioned Employee or Non-Transitioned Employee was employed by Safeskin and arising out of Safeskin's employment of that Transitioned Employee or Non-Transitioned Employee, including without limitation claims relating to salary, employee benefits, and other payments in connection therewith and any claims relating to agreements, arrangements, or commitments made by Safeskin with or to that Transitioned Employee or Non-Transitioned Employee.

8.4 Indemnification Procedures. With respect to third-party claims subject to the indemnities set forth in this Article, the indemnitee will notify the indemnitor promptly of any matters in respect of which the foregoing indemnity may apply and of which the indemnitee has knowledge and will give the indemnitor full opportunity to control the response thereto and the defense thereof, including, without limitation, any agreement relating to the settlement thereof, provided that the indemnitee will have the right to approve any settlement or any decision not to defend, which approval will not be unreasonably withheld. The indemnitee's failure to promptly give notice will affect the indemnitor's obligation to indemnify the indemnitee only to the extent that the indemnitor's rights are materially prejudiced thereby. The indemnitee may participate, at its own expense, in any defense and any settlement directly or through counsel of its choice. If the indemnitor elects not to defend, the indemnitee will have the right to defend or settle the claim as it may deem appropriate, at the cost and expense of the indemnitor, which will promptly reimburse the indemnitee for such costs, expenses and settlement amounts.

8.5 Limitation of Liability. Except as provided in Section 8.7, with respect to all claims arising out of, under or in connection with this Agreement (including without limitation claims for breach of an obligation to provide indemnification), Safeskin shall only be liable under this Agreement for direct damages. With respect to all claims arising out of, under or in connection with this Agreement (including without limitation claims for breach of an obligation to provide indemnification) and all confidentiality agreements signed by PSC employees pursuant to Section 2.3(e), PSC shall only be liable under this Agreement for direct damages. Except as provided in Section 8.7, with respect to all claims arising out of, under or in connection with this Agreement (including without limitation claims for breach of an obligation to provide indemnification) and all confidentiality agreements signed by PSC employees pursuant to Section 2.3(e), neither PSC's nor Safeskin's liability will exceed, in the aggregate, an amount equal to the charges actually paid by Safeskin to PSC during the first six months after the Effective Date (excluding amounts paid as reimbursement of expenses, including Pass Through Expenses, and taxes).

8.6 Limitation on Type of Damages. With respect to all claims arising out of, under or in connection with this Agreement (including without limitation claims for breach of an obligation to provide indemnification) and all confidentiality agreements signed by PSC employees pursuant to Section 2.3(e), the measure of damages payable by PSC will not include, and PSC will not be liable for, any amounts for indirect, incidental, reliance, special, consequential (including without limitation lost profits or lost revenue) or punitive damages of Safeskin or any third parties. Except as provided in Section 8.7, with respect to all claims arising out of, under or in connection with this Agreement (including without limitation claims for breach of an obligation to provide indemnification), the measure of damages payable by Safeskin will not include, and Safeskin will not be liable for, any amounts for indirect, incidental, reliance, special, consequential (including without limitation lost profits or lost revenue) or punitive damages of PSC or any third parties.

8.7 Exclusion from the Limitations. The limitations in Sections 8.5 and 8.6, shall not apply to Safeskin's obligations to make payments to PSC under this Agreement or the Common Stock Warrant executed by Safeskin as of the date hereof (the "Warrant").

8.8 Statute of Limitations. Neither party may assert a claim against the other party more than two years after the date that such claim arose.

8.9 Disclaimer of Warranty. EXCEPT AS MAY BE SPECIFICALLY PROVIDED IN THIS AGREEMENT, PSC DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF THE MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE OF ANY RESOURCES, SERVICES OR MATERIALS PROVIDED PURSUANT TO THIS AGREEMENT.

8.10 Force Majeure. Each party will be excused from the performance of its obligations under this Agreement (other than Safeskin's obligation to make payments to PSC hereunder) for any period and to the extent that such performance is prevented, in whole or in part, as a result of delays caused by the other party or any act of God, civil disturbance, court order, labor dispute, third party nonperformance (except as otherwise specifically provided in this Agreement) or other cause beyond its reasonable control, and such nonperformance will not be a default hereunder or grounds for termination hereof.


                            Article IX. Miscellaneous

9.1 Binding Nature and Assignment. This Agreement will be binding on the parties and their respective successors and assigns, but neither party may, nor will have the power to, assign this Agreement without the prior written consent of the other party.

9.2 Notices. Wherever under this Agreement one party is required or permitted to give notice to the other, such notice will be deemed given when delivered in hand or when mailed by overnight mail, or registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

           In the case of PSC:

                     Perot Systems Corporation
                     12377 Merit Drive, Suite 1100
                     Dallas, Texas  75251
                     Attention: PSC Account Manager

                     with a copy to:

                     Perot Systems Corporation
                     12377 Merit Drive,  Suite 1100
                     Dallas, Texas  75251
                     Attention:  General Counsel

           In the case of Safeskin:

                     Safeskin Corporation
                     12671 High Bluff Drive
                     San Diego, California 92130
                     Attention: John G. Brewer
                     with a copy to:

                     Safeskin Corporation
                     12671 High Bluff Drive
                     San Diego, California 92130
                     Attention: William C. Miller

           Either party hereto may from time to time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective.

9.3 Counterparts. This Agreement may be executed in several counterparts, all of which taken together constitute one single agreement between the parties hereto.

9.4 Headings. The article and section headings and the table of contents used herein are for reference and convenience only and will not enter into the interpretation hereof.

9.5 Relationship of Parties. PSC, in performing its obligations hereunder, is acting only as an independent contractor. PSC does not undertake by this Agreement or otherwise to perform any obligation of Safeskin, whether regulatory or contractual, or to assume any responsibility for Safeskin's business or operations. PSC has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by PSC hereunder.

9.6 Approvals and Similar Actions. Where agreement, approval, acceptance, consent or similar action by any party to this Agreement is required by any provision of this Agreement, such action will not be unreasonably delayed or withheld.

9.7 Media Releases. All media releases, public announcements and public disclosures by Safeskin or PSC relating to this Agreement, including without limitation, promotional or marketing material (but not including any announcement intended solely for internal distribution within Safeskin or PSC, as the case may be, or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of Safeskin or PSC, as the case may be) will be coordinated with and approved by the other prior to the release thereof.

9.8 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then the parties will be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement will be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objective. If such illegal, unenforceable or void provision does not relate to the payments to be made to PSC hereunder and if the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

9.9 Waiver. No delay or omission by either party hereto in exercising any right or power hereunder will impair such right or power or be construed to be a waiver thereof. A waiver by either party hereto of any of the covenants to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. Except as otherwise provided in this Agreement, all remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

9.10 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

9.11 Entire Agreement. This Agreement, including any Schedules referred to herein and attached hereto, each of which is incorporated herein for all purposes, and all documents executed contemporaneously herewith, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, understandings or agreements relative hereto which are not fully expressed herein. No change, waiver, or discharge hereof will be valid unless in writing and signed by an authorized representative of the party against which such change, waiver, or discharge is sought to be enforced.

9.12 Governing Law. In accordance with 6 Del. C. Section 2708, this Agreement shall be governed by, and construed and enforced in accordance with, the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

9.13 No Third-Party Beneficiaries. The parties agree that this Agreement is for the benefit of the parties hereto and is not intended to confer any rights or benefits on any third-party, including any employee of either party, and that there are no third-party beneficiaries to this Agreement or any part or specific provision of this Agreement.

           In Witness Whereof, PSC and Safeskin have each caused this Agreement to be signed and delivered by its duly authorized representative, all as of the Agreement Date.


Perot Systems Corporation              Safeskin Corporation

By: /s/ H. RONALD NASH                 By: /s/ JOHN G. BREWER
   -------------------------------        --------------------------------------
Name: H. RONALD NASH                   Name: JOHN G. BREWER
     -----------------------------           -----------------------------------
Title: Vice-President                  Title: Vice-President
       ---------------------------           -----------------------------------